Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE
October 27, 2008	Media contacts:
Peter Thonis
212-395-2355 peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Continued Growth in 3Q

Strong Sales of Verizon Wireless Services, FiOS Internet and TV, and Strategic Business Services; Continued Solid Revenue and Cash Flow Growth

3Q 2008 HIGHLIGHTS

Consolidated Results

•	59 cents in diluted EPS and 66 cents in adjusted EPS (non-GAAP), compared with 3Q 2007 diluted EPS of 44 cents reported and 63 cents adjusted.

•	$24.8 billion in quarterly revenues — adjusted growth of 5.4 percent (non-GAAP).

Wireless

•	1.5 million organic net customer additions, all retail (non-wholesale); 2.1 million total retail net additions including customers from acquisitions.

•	70.8 million total customers; 68.8 million retail customers, up 11.3 percent.

•	Industry-leading low churn — 1.33 percent total churn and 1.03 percent retail post-paid churn.

•	12.5 percent increase in total revenues; data revenues up 42.5 percent; 44.2 percent EBITDA margin on service revenues (non-GAAP).

Wireline

•	233,000 net new FiOS TV customers and 225,000 net new FiOS Internet customers.

•	12.8 percent increase in consumer ARPU in legacy telecom markets; 45.3 percent growth in consumer broadband and video revenues.

•	15.4 percent increase in Verizon Business strategic services revenues.

•	8th consecutive quarter of year-over-year pro-forma Verizon Business revenue growth.

Verizon News Release, page 2

Note: Comparisons are year over year unless otherwise noted. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this news release. Discontinued operations relate to the disposition of Telecomunicaciones de Puerto Rico, Inc. that was completed on March 30, 2007. Reclassifications of prior-period amounts have been made, where appropriate, to reflect comparable operating results for the spinoff of the Wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont in the first quarter of 2008.

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today reported strong results in the third quarter 2008, supported by Verizon Wireless’ continued strong performance, accelerating numbers of new FiOS customers, and continued increased sales of strategic business services.

Verizon reported 59 cents in diluted earnings per share (EPS) in the third quarter 2008, compared with 44 cents per share in the third quarter 2007.

On an adjusted basis (non-GAAP), third-quarter 2008 earnings were 66 cents per share, compared with 63 cents per share in the third quarter 2007.

Continued Growth in 3Q

“Verizon again reported solid revenue, earnings and cash flow growth this quarter,” said Chairman and CEO Ivan Seidenberg. “The strategic investments we made over the past few years continue to drive growth in wireless, enterprise, broadband and video.

“Although the capital markets and economy may present challenges, we will continue to execute on our business plan and invest for future growth,” he said. “We increased the dividend 7 percent this quarter, reflecting confidence in continued growth opportunities. Verizon has a great set of assets and an employee team focused on creating value for our customers and shareholders.”

Strong Revenues and Cash Flows

Verizon’s total operating revenues grew 4.1 percent to $24.8 billion in the third quarter 2008, from $23.8 billion in the third quarter 2007. This is an increase of 5.4 percent when

Verizon News Release, page 3

adjusted for the spinoff of non-strategic local exchange and related Wireline business assets earlier this year (non-GAAP). Total operating expenses increased 5.2 percent to $20.6 billion, or 5.4 percent on an adjusted basis, comparing third-quarter 2008 with third-quarter 2007.

Cash flows from continuing operations were $19.1 billion through the first nine months of 2008, up 5.9 percent compared with the same period last year. Capital expenditures were $12.6 billion through the first nine months of 2008, down more than $200 million over the same period last year. Verizon is on track to deliver lower overall capital spending in 2008, compared with 2007. Total debt was $44.8 billion, compared with $43.1 billion at the end of the second quarter 2008.

Details of 3Q Adjustments

Adjusted earnings in the third quarter 2008 excluded $164 million after-tax, or 6 cents per share, for severance, pension and benefit charges recognized primarily as a result of workforce reductions; and $32 million after-tax, or 1 cent per share, for merger integration costs. Adjusted earnings in the third quarter 2007 excluded charges of 19 cents per share in special items: 16 cents per share for international taxes, 2 cents per share for costs related to the spinoff of non-strategic Wireline assets and 1 cent per share for merger integration costs.

Wireless Continues Strong and Steady Growth

Verizon Wireless continued its uninterrupted record of industry-leading customer loyalty and profitability. In the third quarter:

•	Wireless retail gross customer additions were strong, up 5.3 percent over the prior year.

•	Organic growth (growth from sources other than acquisitions) was 1.5 million retail net customer additions, essentially all post-paid.

Verizon News Release, page 4

•

Total growth was 2.1 million retail net additions. This included 630,000 retail customers from the Rural Cellular Corp. acquisition, and Verizon expects to have a net loss of approximately 120,000 of these customers under an exchange agreement with another carrier. Verizon Wireless had 70.8 million total customers at the end of the quarter.

•	The company continues to have a high-quality customer base, with 68.8 million retail wireless customers — the most of any wireless brand in the U.S.

•	Verizon Wireless had industry-leading (lowest) total churn for the 16th consecutive quarter, at 1.33 percent. Among the company’s retail post-paid customers, churn was even lower at 1.03 percent.

•

Verizon Wireless continued its double-digit revenue growth, with total revenues of $12.7 billion, up 12.5 percent year over year. Service revenues were $10.9 billion, up 12.2 percent year over year, driven by customer growth and demand for data services.

•

This revenue growth was driven by ARPU (average monthly revenue per customer), which increased year over year for the 10th consecutive quarter. Total service ARPU of $52.18 was up 0.9 percent year over year, reflecting strong growth in total data ARPU, which was up 28.3 percent.

•	Wireless operating income margin was 27.3 percent, up 20 basis points year over year.

•	EBITDA margin on service revenues (non-GAAP) was 44.2 percent. (EBITDA is earnings before interest, taxes, depreciation and amortization.)

FiOS Customer Growth Accelerates

Verizon Wireline reported accelerated growth of FiOS sales and continued increased sales of enterprise strategic services. In the third quarter (with prior-period comparisons adjusted to reflect the impact of the spinoff of non-strategic Wireline assets):

Verizon News Release, page 5

•

Verizon added 233,000 net new FiOS TV customers, compared with 176,000 in the second quarter 2008. The company has 1.6 million FiOS TV customers, compared with more than 700,000 FiOS TV customers at the end of third-quarter 2007.

•

Verizon added 225,000 net new FiOS Internet customers, compared with 187,000 in the second quarter 2008. The company has 2.2 million FiOS Internet customers, compared with 1.3 million FiOS Internet customers at the end of third-quarter 2007.

•

FiOS Internet sales penetration (sales as a percentage of potential customers) increased to 24.2 percent, compared with 20.0 percent in last year’s third quarter. FiOS Internet is available for sale to nearly 9.1 million premises.

•

FiOS TV sales penetration increased to 19.7 percent, compared with 15.2 percent in last year’s third quarter. Verizon made FiOS TV service available for sale to a record 1.2 million additional premises in the quarter, bringing the total to 8.2 million.

•	Broadband and video revenues from consumer customers totaled $1.1 billion in the third quarter, representing year-over-year growth of 45.3 percent.

•

Growing revenue from broadband and video services drove consumer ARPU in legacy Verizon wireline markets (which excludes consumer markets served by the former MCI) to $66.67, a 12.8 percent increase compared with last year’s third quarter.

•

Verizon Business had total revenues of $5.4 billion, or growth of 1.2 percent compared with last year’s third quarter. This was Verizon Business’ eighth consecutive quarter of year-over-year pro-forma revenue growth (non-GAAP, calculated as if Verizon and MCI had merged on Jan. 1, 2005).

Verizon News Release, page 6

•

Sales of strategic services — such as IP (Internet protocol), managed services, Ethernet and optical ring services — continued to drive growth at Verizon Business. These services generated $1.6 billion in revenue, up 15.4 percent from third-quarter 2007.

Additional Highlights

Wireless

•	Verizon Wireless completed its purchase of Rural Cellular on Aug. 7, 2008. The acquisition will expand the company’s network coverage to many rural markets around the country.

•	At the end of the third quarter, 97 percent of the company’s base was retail (post-pay and pre-pay) and 93 percent was retail post-pay.

•

Verizon Wireless continued to lead the industry in cost efficiency. Cash expense per customer per month (non-GAAP) was $29.12 in the third quarter 2008, an increase of 1.7 percent over the third quarter 2007 and 3.9 percent from the second quarter 2008.

•

Data revenues grew 42.5 percent over the prior year, to $2.8 billion. The company had 52.6 million retail data customers in September (approximately three-quarters of its retail base), a 25.3 percent increase over the prior year.

•

The company continued to extend the reach of its nationwide wireless broadband network to make the nation’s largest and most reliable 3G (third-generation) network available to a greater number of Americans — more than 260 million at the end of the third quarter. More than 60 percent of the company’s retail customers — 43.2 million — had 3G broadband-capable devices at the end of the quarter.

•

To offer customers both the reliability of Verizon Wireless’ 3G network and the full power of a revolutionary touch-screen, multimedia smartphone, Verizon Wireless announced the BlackBerry Storm will be available later this fall. Designed for both consumers and business customers, the BlackBerry Storm offers the dependability of the BlackBerry platform; global connectivity; and premium services and features, such as Web browsing, music and video, turn-by-turn satellite navigation, messaging and social networking. The Blackberry Storm will be sold exclusively by Verizon Wireless in the U.S. and by Vodafone in Europe, India, Australia and New Zealand.

•

Since the end of the second quarter, the company introduced two new rugged phones — the G’zOne Boulder and the Motorola Adventure V750. These are designed to withstand extreme conditions and provide access to Verizon Wireless’ Push to Talk service — a fast, two-way communication that instantly connects customers to co-workers and leverages the high speeds of the company’s EV-DO (Rev.A) network. Other devices included new multimedia handsets by LG — the Dare and the Chocolate 3 — and the Samsung Knack for customers who want simple features and functionality.

Verizon News Release, page 7

•

During the quarter, Verizon Wireless customers sent or received more than 80 billion text messages and nearly 1.5 billion picture/video messages. Customers also completed 43 million music and video downloads.

•

Through a five-year agreement announced earlier this year, Qwest Communications began selling Verizon Wireless products and services to residential and business customers in its residential service area.

Wireline

•	Wireline total operating revenues were $12.2 billion, a 1.7 percent decrease compared with the third quarter 2007. Wireline total operating expenses decreased 1.1 percent over the same period.

•	Verizon’s broadband fiber-to-the-premises network passed 11.9 million premises throughout the company’s wireline service territory by the end of the quarter.

•

Total broadband connections were 8.5 million, a net increase of 129,000 over the second quarter 2008. This includes a decrease of 96,000 DSL-based Verizon High Speed Internet connections, which was more than offset by the increase in FiOS Internet customers. The 8.5 million is a 9.1 percent year-over-year increase.

•

Broadband and TV products now account for 29.1 percent of consumer ARPU in legacy markets, compared with 27.6 percent in the second quarter 2008. The ARPU among FiOS customers continues to be more than $130 per month.

•

Wireline data revenues — which now represent 42.9 percent of total Wireline revenues — were $5.2 billion, an increase of 14.6 percent compared with the third quarter 2007. This includes revenues from consumer broadband services, wholesale data transport and Verizon Business data services.

•

Verizon Business, which delivers integrated global communications and IT solutions to large-business and government customers, announced significant capability enhancements. These included professional services aimed at gaining flexibility, cost control and savings from virtualized environments; an expanded suite of unified communications tools in conjunction with Cisco; a new managed wireless local area network-access offering; a new Network Access Control security service; a consolidated Global Billing Report; an enhanced interface for connecting with more than 70,000 Verizon Wi-Fi hot spots worldwide; and an extension of the company’s enterprise mobility access services to Latin America.

•

Verizon Business continued to expand its global network reach and capabilities, announcing during the quarter that the first phase of the Trans-Pacific Express submarine cable system directly connecting Mainland China, the U.S., South Korea and Taiwan is ready for service. The company also began a significant expansion of its operations in India, activating Private IP nodes in five major business centers following receipt of international and national long-distance licenses earlier this year.

Verizon News Release, page 8

•

Additional global network enhancements included installing 27 additional Private IP edge switches globally for a total of 621 edge switches in 158 markets; completing the first phase of the company’s U.S. optical mesh network; expanding its mesh network in the Asia-Pacific region to Taiwan, Hong Kong and Korea; and deploying an additional 1,348 ultra long haul route-miles in the U.S.

•

New commercial customer agreements included CA Inc., First Data, H&R Block, Husqvarna and Kuwait Petroleum International Ltd. Verizon Business also signed new contracts with several U.S. government agencies.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 71 million customers nationwide. Verizon’s Wireline operations include Verizon Business, which delivers innovative and seamless business solutions to customers around the world, and Verizon Telecom, which brings customers the benefits of converged communications, information and entertainment services over the nation’s most advanced fiber-optic network. A Dow 30 company, Verizon employs a diverse workforce of more than 228,000 and last year generated consolidated operating revenues of $93.5 billion. For more information, visit www.verizon.com.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology, including disruption of our suppliers’ provisioning of critical products or services; the impact of natural or man-made disasters or litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the ability to complete acquisitions and dispositions.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/08	3 Mos. Ended 9/30/07	% Change	9 Mos. Ended 9/30/08	9 Mos. Ended 9/30/07	% Change

Operating Revenues	$24,752	$23,772	4.1	$72,709	$69,629	4.4

Operating Expenses
Cost of services and sales	10,048	9,608	4.6	29,031	27,751	4.6
Selling, general & administrative expense	6,879	6,349	8.3	19,808	19,012	4.2
Depreciation and amortization expense	3,652	3,605	1.3	10,818	10,711	1.0

Total Operating Expenses	20,579	19,562	5.2	59,657	57,474	3.8

Operating Income	4,173	4,210	(0.9)	13,052	12,155	7.4
Equity in earnings of unconsolidated businesses	211	147	43.5	458	492	(6.9)
Other income and (expense), net	105	49	*	220	124	77.4
Interest expense	(440)	(450)	(2.2)	(1,302)	(1,390)	(6.3)
Minority interest	(1,530)	(1,298)	17.9	(4,459)	(3,720)	19.9

Income Before Provision for Income Taxes, Discontinued Operations and Extraordinary Item	2,519	2,658	(5.2)	7,969	7,661	4.0
Provision for income taxes	(850)	(1,387)	(38.7)	(2,776)	(3,223)	(13.9)

Income Before Discontinued Operations and Extraordinary Item	1,669	1,271	31.3	5,193	4,438	17.0
Income from discontinued operations, net of tax (1)	—	—	*	—	142	(100.0)
Extraordinary item, net of tax	—	—	*	—	(131)	(100.0)

Net Income	$1,669	$1,271	31.3	$5,193	$4,449	16.7

Basic Earnings per Common Share (2)
Income before discontinued operations and extraordinary item	$.59	$.44	34.1	$1.82	$1.53	19.0
Income from discontinued operations, net of tax	—	—	*	—	.05	(100.0)
Extraordinary item, net of tax	—	—	*	—	(.05)	(100.0)

Net income	$.59	$.44	34.1	$1.82	$1.53	19.0

Weighted average number of common shares (in millions)	2,844	2,896		2,852	2,902

Diluted Earnings per Common Share (2) (3)
Income before discontinued operations and extraordinary item	$.59	$.44	34.1	$1.82	$1.53	19.0
Income from discontinued operations, net of tax	—	—	*	—	.05	(100.0)
Extraordinary item, net of tax	—	—	*	—	(.05)	(100.0)

Net income	$.59	$.44	34.1	$1.82	$1.53	19.0

Weighted average number of common shares-assuming dilution (in millions)	2,845	2,900		2,854	2,906

Footnotes:

(1)	Discontinued operations includes a gain on the sale of Telecomunicaciones de Puerto Rico, Inc. (TELPRI) of $70 million, net of tax. The disposition of this non-strategic business was completed on March 30, 2007.

(2)	EPS totals may not add due to rounding.

(3)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Statements of Income Before Special Items

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/08	3 Mos. Ended 9/30/07	% Change	9 Mos. Ended 9/30/08	9 Mos. Ended 9/30/07	% Change

Operating Revenues (1)
Wireline	$12,158	$12,372	(1.7)	$36,297	$36,880	(1.6)
Domestic Wireless	12,699	11,289	12.5	36,486	32,439	12.5
Other	(105)	(168)	(37.5)	(332)	(515)	(35.5)

Total Operating Revenues	24,752	23,493	5.4	72,451	68,804	5.3

Operating Expenses (1)
Cost of services and sales	10,043	9,489	5.8	28,896	27,414	5.4
Selling, general & administrative expense	6,569	6,201	5.9	19,306	18,621	3.7
Depreciation and amortization expense	3,652	3,540	3.2	10,758	10,518	2.3

Total Operating Expenses	20,264	19,230	5.4	58,960	56,553	4.3

Operating Income	4,488	4,263	5.3	13,491	12,251	10.1
Operating income impact of divested operations (1)	—	51	(100.0)	44	149	(70.5)
Equity in earnings of unconsolidated businesses	211	147	43.5	458	492	(6.9)
Other income and (expense), net	105	49	*	220	124	77.4
Interest expense	(440)	(450)	(2.2)	(1,302)	(1,390)	(6.3)
Minority interest	(1,530)	(1,298)	17.9	(4,459)	(3,720)	19.9

Income Before Provision for Income Taxes and Discontinued Operations	2,834	2,762	2.6	8,452	7,906	6.9
Provision for income taxes	(969)	(948)	2.2	(2,942)	(2,834)	3.8

Income Before Discontinued Operations	1,865	1,814	2.8	5,510	5,072	8.6
Income from discontinued operations, net of tax	—	—	*	—	72	(100.0)

Net Income Before Special Items	$1,865	$1,814	2.8	$5,510	$5,144	7.1

Basic Adjusted Earnings per Common Share (2)
Income before discontinued operations	$.66	$.63	4.8	$1.93	$1.75	10.3
Income from discontinued operations, net of tax	—	—	*	—	.02	(100.0)

Net income	$.66	$.63	4.8	$1.93	$1.77	9.0

Weighted average number of common shares (in millions)	2,844	2,896		2,852	2,902

Diluted Adjusted Earnings per Common Share (2) (3)
Income before discontinued operations	$.66	$.63	4.8	$1.93	$1.75	10.3
Income from discontinued operations, net of tax	—	—	*	—	.02	(100.0)

Net income	$.66	$.63	4.8	$1.93	$1.77	9.0

Weighted average number of common
shares-assuming dilution (in millions)	2,845	2,900		2,854	2,906

Footnotes:

(1)    Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the spin-off of the wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont in the first quarter of 2008. Reclassifications were determined using specific information where available and allocations where data is not maintained on a state-specific basis within the Company’s books and records as follows:

Revenues	$—	$279		$258	$825
Expenses	$—	$228		$214	$676

(2)	EPS totals may not add due to rounding.

(3)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Statements of Income – Reconciliations

(dollars in millions, except per share amounts)

			3 Mos. Ended 9/30/08 Reported (GAAP)	Special and Non-Recurring Items		3 Mos. Ended 9/30/08 Before Special Items
Unaudited				Merger Integration Costs	Severance, Pension and Benefit Charges

Operating Revenues			$24,752	$—	$—	$24,752

Operating Expenses
Cost of services and sales			10,048	(5)	—	10,043
Selling, general & administrative expense			6,879	(45)	(265)	6,569
Depreciation and amortization expense			3,652	—	—	3,652

Total Operating Expenses			20,579	(50)	(265)	20,264

Operating Income			4,173	50	265	4,488
Equity in earnings of unconsolidated businesses			211	—	—	211
Other income and (expense), net			105	—	—	105
Interest expense			(440)	—	—	(440)
Minority interest			(1,530)	—	—	(1,530)

Income Before Provision for Income Taxes			2,519	50	265	2,834
Provision for income taxes			(850)	(18)	(101)	(969)

Net Income			$1,669	$32	$164	$1,865

Basic Earnings per Common Share (1)
Net income			$.59	$.01	$.06	$.66

Diluted Earnings per Common Share (1)
Net income			$.59	$.01	$.06	$.66

			(dollars in millions, except per share amounts)
	3 Mos. Ended 9/30/07 Reported (GAAP)	Special and Non-Recurring Items				3 Mos. Ended 9/30/07 Before Special Items
Unaudited		Merger Integration Costs	Access Line Spin-Off Related Charges	International Taxes	Impact of Divested Operations

Operating Revenues	$23,772	$—	$—	$—	$(279)	$23,493

Operating Expenses
Cost of services and sales	9,608	(12)	—	—	(107)	9,489
Selling, general & administrative expense	6,349	(33)	(46)	(13)	(56)	6,201
Depreciation and amortization expense	3,605	—	—	—	(65)	3,540

Total Operating Expenses	19,562	(45)	(46)	(13)	(228)	19,230

Operating Income	4,210	45	46	13	(51)	4,263
Operating income impact of divested operations	—	—	—	—	51	51
Equity in earnings of unconsolidated businesses	147	—	—	—	—	147
Other income and (expense), net	49	—	—	—	—	49
Interest expense	(450)	—	—	—	—	(450)
Minority interest	(1,298)	—	—	—	—	(1,298)

Income Before Provision for Income Taxes	2,658	45	46	13	—	2,762
Provision for income taxes	(1,387)	(17)	(2)	458	—	(948)

Net Income	$1,271	$28	$44	$471	$—	$1,814

Basic Earnings per Common Share (1)
Net income	$.44	$.01	$.02	$.16	$—	$.63

Diluted Earnings per Common Share (1)
Net income	$.44	$.01	$.02	$.16	$—	$.63

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Condensed Consolidated Statements of Income – Reconciliations

(dollars in millions, except per share amounts)

			9 Mos. Ended 9/30/08 Reported (GAAP)	Special and Non-Recurring Items				9 Mos. Ended 9/30/08 Before Special Items
Unaudited				Merger Integration Costs	Access Line Spin-Off Related Charges	Impact of Divested Operations	Severance, Pension and Benefit Charges

Operating Revenues			$72,709	$—	$—	$(258)	$—	$72,451

Operating Expenses
Cost of services and sales			29,031	(18)	(16)	(101)	—	28,896
Selling, general & administrative expense			19,808	(97)	(87)	(53)	(265)	19,306
Depreciation and amortization expense			10,818	—	—	(60)	—	10,758

Total Operating Expenses			59,657	(115)	(103)	(214)	(265)	58,960

Operating Income			13,052	115	103	(44)	265	13,491
Operating income impact of divested operations			—	—	—	44	—	44
Equity in earnings of unconsolidated businesses			458	—	—	—	—	458
Other income and (expense), net			220	—	—	—	—	220
Interest expense			(1,302)	—	—	—	—	(1,302)
Minority interest			(4,459)	—	—	—	—	(4,459)

Income Before Provision for Income Taxes			7,969	115	103	—	265	8,452
Provision for income taxes			(2,776)	(43)	(22)	—	(101)	(2,942)

Net Income			$5,193	$72	$81	$—	$164	$5,510

Basic Earnings per Common Share (1)
Net income			$1.82	$.02	$.03	$—	$.06	$1.93

Diluted Earnings per Common Share (1)
Net income			$1.82	$.02	$.03	$—	$.06	$1.93

			(dollars in millions, except per share amounts)

	9 Mos. Ended 9/30/07 Reported (GAAP)	Special and Non-Recurring Items						9 Mos. Ended 9/30/07 Before Special Items
Unaudited		Merger Integration Costs	Sale of Puerto Rico, Net	Loss on CANTV	Access Line Spin-Off Related Charges	International Taxes	Impact of Divested Operations

Operating Revenues	$69,629	$—	$—	$—	$—	$—	$(825)	$68,804

Operating Expenses
Cost of services and sales	27,751	(16)	—	—	—	—	(321)	27,414
Selling, general & administrative expense	19,012	(70)	(100)	—	(46)	(13)	(162)	18,621
Depreciation and amortization expense	10,711	—	—	—	—	—	(193)	10,518

Total Operating Expenses	57,474	(86)	(100)	—	(46)	(13)	(676)	56,553

Operating Income	12,155	86	100	—	46	13	(149)	12,251
Operating income impact of divested operations	—	—	—	—	—	—	149	149
Equity in earnings of unconsolidated businesses	492	—	—	—	—	—	—	492
Other income and (expense), net	124	—	—	—	—	—	—	124
Interest expense	(1,390)	—	—	—	—	—	—	(1,390)
Minority interest	(3,720)	—	—	—	—	—	—	(3,720)

Income Before Provision for Income Taxes, Discontinued Operations and Extraordinary Item	7,661	86	100	—	46	13	—	7,906
Provision for income taxes	(3,223)	(32)	(35)	—	(2)	458	—	(2,834)

Income Before Discontinued Operations and Extraordinary Item	4,438	54	65	—	44	471	—	5,072
Income from discontinued operations, net of tax	142	—	(70)	—	—	—	—	72
Extraordinary item, net of tax	(131)	—	—	131	—	—	—	—

Net Income	$4,449	$54	$(5)	$131	$44	$471	$—	$5,144

Basic Earnings per Common Share (1)
Income before discontinued operations and extraordinary item	$1.53	$.02	$.02	$—	$.02	$.16	$—	$1.75
Income from discontinued operations, net of tax	.05	—	(.02)	—	—	—	—	.02
Extraordinary item, net of tax	(.05)	—	—	.05	—	—	—	—

Net income	$1.53	$.02	$—	$.05	$.02	$.16	$—	$1.77

Diluted Earnings per Common Share (1)
Income before discontinued operations and extraordinary item	$1.53	$.02	$.02	$—	$.02	$.16	$—	$1.75
Income from discontinued operations, net of tax	$.05	—	(.02)	—	—	—	—	.02
Extraordinary item, net of tax	(.05)	—	—	.05	—	—	—	—

Net income	$1.53	$.02	$—	$.05	$.02	$.16	$—	$1.77

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

Unaudited			9/30/08	9/30/07
Debt to debt and shareowners’ equity ratio-end of period			46.8%	38.8%

Book value per common share			$17.94	$17.19

Common shares outstanding (in millions)
End of period			2,840	2,890

Total employees (1)			228,315	235,252

Unaudited	3 Mos. Ended 9/30/08	3 Mos. Ended 9/30/07	9 Mos. Ended 9/30/08	9 Mos. Ended 9/30/07
Capital expenditures (including capitalized software)
Wireline	$2,483	$2,753	$7,318	$7,873
Domestic Wireless	1,473	1,515	4,723	4,903
Other	222	9	534	16

Total	$4,178	$4,277	$12,575	$12,792

Cash dividends declared per common share	$0.460	$0.430	$1.320	$1.240

Footnote:

(1)	Prior period has been reclassified to reflect comparable amounts.

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	9/30/08	12/31/07	$ Change

Assets
Current assets
Cash and cash equivalents	$696	$1,153	$(457)
Short-term investments	978	2,244	(1,266)
Accounts receivable, net	11,724	11,736	(12)
Inventories	2,485	1,729	756
Prepaid expenses and other	3,248	1,836	1,412

Total current assets	19,131	18,698	433

Plant, property and equipment	214,376	213,994	382
Less accumulated depreciation	128,687	128,700	(13)

	85,689	85,294	395

Investments in unconsolidated businesses	3,198	3,372	(174)
Wireless licenses	61,595	50,796	10,799
Goodwill	6,124	5,245	879
Other intangible assets, net	5,093	4,988	105
Other investments	4,759	—	4,759
Other assets	19,272	18,566	706

Total Assets	$204,861	$186,959	$17,902

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$7,297	$2,954	$4,343
Accounts payable and accrued liabilities	13,715	14,462	(747)
Other	7,263	7,325	(62)

Total current liabilities	28,275	24,741	3,534

Long-term debt	37,478	28,203	9,275
Employee benefit obligations	28,800	29,960	(1,160)
Deferred income taxes	17,409	14,784	2,625
Other liabilities	6,053	6,402	(349)

Minority interest	35,892	32,288	3,604

Shareowners’ investment
Common stock	297	297	—
Contributed capital	40,290	40,316	(26)
Reinvested earnings	19,322	17,884	1,438
Accumulated other comprehensive loss	(4,199)	(4,506)	307
Common stock in treasury, at cost	(4,841)	(3,489)	(1,352)
Deferred compensation - employee stock ownership plans and other	85	79	6

Total shareowners’ investment	50,954	50,581	373

Total Liabilities and Shareowners’ Investment	$204,861	$186,959	$17,902

The unaudited consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	9 Mos. Ended 9/30/08	9 Mos. Ended 9/30/07	$ Change

Cash Flows From Operating Activities
Net income	$5,193	$4,449	$744
Adjustments to reconcile net income to net cash provided by operating activities - continuing operations:
Depreciation and amortization expense	10,818	10,711	107
Employee retirement benefits	1,232	1,290	(58)
Deferred income taxes	2,240	708	1,532
Provision for uncollectible accounts	724	741	(17)
Equity in earnings of unconsolidated businesses, net of dividends received	303	(268)	571
Extraordinary item, net of tax	—	131	(131)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(2,458)	(2,296)	(162)
Other, net	1,026	2,553	(1,527)

Net cash provided by operating activities - continuing operations	19,078	18,019	1,059
Net cash used in operating activities - discontinued operations	—	(570)	570

Net cash provided by operating activities	19,078	17,449	1,629

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(12,575)	(12,792)	217
Acquisitions of licenses, investments and businesses, net of cash acquired	(15,978)	(697)	(15,281)
Net change in short-term investments	1,238	1,267	(29)
Other, net	(567)	981	(1,548)

Net cash used in investing activities - continuing operations	(27,882)	(11,241)	(16,641)
Net cash provided by investing activities - discontinued operations	—	757	(757)

Net cash used in investing activities	(27,882)	(10,484)	(17,398)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	12,552	3,402	9,150
Repayments of long-term borrowings and capital lease obligations	(3,398)	(4,994)	1,596
Increase (decrease) in short-term obligations, excluding current maturities	4,132	(3,438)	7,570
Dividends paid	(3,687)	(3,529)	(158)
Proceeds from sale of common stock	16	794	(778)
Purchase of common stock for treasury	(1,369)	(1,734)	365
Other, net	101	30	71

Net cash provided by (used in) financing activities - continuing operations	8,347	(9,469)	17,816
Net cash provided by (used in) financing activities - discontinued operations	—	—	—

Net cash provided by (used in) financing activities	8,347	(9,469)	17,816

Decrease in cash and cash equivalents	(457)	(2,504)	2,047
Cash and cash equivalents, beginning of period	1,153	3,219	(2,066)

Cash and cash equivalents, end of period	$696	$715	$(19)

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/08	3 Mos. Ended 9/30/07	% Change	9 Mos. Ended 9/30/08	9 Mos. Ended 9/30/07	% Change

Wireline Operating Revenues (1)
Verizon Telecom
Mass Markets	$5,277	$5,329	(1.0)	$15,748	$16,032	(1.8)
Wholesale	1,882	1,967	(4.3)	5,689	5,842	(2.6)
Other	338	447	(24.4)	1,067	1,320	(19.2)
Verizon Business
Enterprise Business	3,655	3,686	(0.8)	10,804	10,862	(0.5)
Wholesale	851	836	1.8	2,531	2,530	*
International and Other	871	789	10.4	2,574	2,376	8.3
Eliminations	(716)	(682)	5.0	(2,116)	(2,082)	1.6

Total Operating Revenues	12,158	12,372	(1.7)	36,297	36,880	(1.6)

Operating Expenses (1)
Cost of services and sales	6,155	6,085	1.2	18,233	17,993	1.3
Selling, general & administrative expense	2,689	2,922	(8.0)	8,193	8,943	(8.4)
Depreciation and amortization expense	2,268	2,230	1.7	6,722	6,639	1.3

Total Operating Expenses	11,112	11,237	(1.1)	33,148	33,575	(1.3)

Operating Income	$1,046	$1,135	(7.8)	$3,149	$3,305	(4.7)
Operating Income Margin	8.6%	9.2%		8.7%	9.0%

Verizon Communications Inc. Wireline – Selected Operating Statistics

Unaudited				9/30/08	9/30/07	% Change

Switched access lines in service (000)(2)
Residence				21,626	24,567	(12.0)
Business				15,192	15,850	(4.2)
Public				254	302	(15.9)

Total				37,072	40,719	(9.0)

Wholesale voice connections (000)				2,466	2,938	(16.1)
Broadband connections (000)				8,459	7,751	9.1

				(dollars in millions)

Unaudited	3 Mos. Ended 9/30/08	3 Mos. Ended 9/30/07	% Change	9 Mos. Ended 9/30/08	9 Mos. Ended 9/30/07	% Change

High capacity and digital data revenues (1)	$5,218	$4,554	14.6	$15,080	$13,088	15.2

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

(1)	Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

(2)	Prior period amounts adjusted to reflect current period reporting methodologies.

*	Not meaningful

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/08	3 Mos. Ended 9/30/07	% Change	9 Mos. Ended 9/30/08	9 Mos. Ended 9/30/07	% Change

Revenues
Service revenues	$10,935	$9,749	12.2	$31,572	$28,142	12.2
Equipment and other	1,764	1,540	14.5	4,914	4,297	14.4

Total Revenues	12,699	11,289	12.5	36,486	32,439	12.5

Operating Expenses
Cost of services and sales	4,178	3,551	17.7	11,507	9,843	16.9
Selling, general & administrative expense	3,689	3,385	9.0	10,806	9,956	8.5
Depreciation and amortization expense	1,366	1,299	5.2	3,989	3,848	3.7

Total Operating Expenses	9,233	8,235	12.1	26,302	23,647	11.2

Operating Income	$3,466	$3,054	13.5	$10,184	$8,792	15.8
Operating Income Margin	27.3%	27.1%		27.9%	27.1%

Verizon Communications Inc.
Verizon Wireless – Selected Operating Statistics

Unaudited				9/30/08	9/30/07	% Change

Total Customers (000)				70,808	63,699	11.2
Retail Customers (000)				68,807	61,840	11.3

Unaudited	3 Mos. Ended 9/30/08	3 Mos. Ended 9/30/07	% Change	9 Mos. Ended 9/30/08	9 Mos. Ended 9/30/07	% Change

Total Customer net adds in period (1) (000)	2,127	1,645	29.3	5,101	4,647	9.8
Retail Customer net adds in period (2) (000)	2,127	1,760	20.9	5,072	5,028	0.9
Total churn rate	1.33%	1.27%		1.21%	1.22%
Retail churn rate	1.32%	1.21%		1.20%	1.12%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

(1)	Includes acquisitions and adjustments of 7,000 and 2,000 customers in the first and third quarter of 2007, respectively; and 46,000 and 646,000 in the second and third quarter of 2008, respectively.

(2)	Includes acquisitions and adjustments of 7,000 and 2,000 customers in the first and third quarter of 2007, respectively; and 46,000 and 627,000 in the second and third quarter of 2008, respectively.

Verizon Communications Inc.

Other Reconciliations-Wireless

(dollars in millions)
Unaudited	3 Mos. Ended 9/30/08

Segment operating income:
Wireline	$1,046
Verizon Wireless	3,466

Total segments	4,512
Corporate and other	(24)

Consolidated operating income	$4,488

Verizon Wireless EBITDA
Operating income	$3,466
Add depreciation and amortization expense	1,366

Verizon Wireless EBITDA	$4,832

Verizon Wireless total revenues	$12,699

Verizon Wireless service revenues	$10,935

Verizon Wireless operating income margin	27.3%

Verizon Wireless EBITDA service revenues margin	44.2%

	(dollars in millions, except Cash Expense per Customer)

Unaudited	3 Mos. Ended 9/30/08	3 Mos. Ended 6/30/08	3 Mos. Ended 3/31/08	3 Mos. Ended 9/30/07

Domestic Wireless Cash Expense Per Customer
Domestic Wireless Cost of Services and Sales	$4,178	$3,744	$3,585	$3,551
Domestic Wireless Selling, General & Administrative Expense	3,689	3,588	3,529	3,385
Less Equipment and Other Revenue	(1,764)	(1,626)	(1,524)	(1,540)

Cash Expense	$6,103	$5,706	$5,590	$5,396

Cumulative average customer (millions)	209.55	203.62	199.29	188.54

Cash Expense Per Customer	$29.12	$28.02	$28.05	$28.62